Exhibit 99.1

Herbalife Reports Year-Over-Year Net Sales Growth

for Second Consecutive Quarter;

Raises Full-Year 2024 Adjusted EBITDA1 Guidance

LOS ANGELES, May 1, 2024 – Herbalife Ltd. (NYSE: HLF) today reported financial results for the first quarter ended March 31, 2024:

Highlights

First Quarter 2024

•  Achieved year-over-year net sales growth on both reported and constant currency basis[2]

○  Net sales of $1.3 billion, up 1.0% vs. 1Q ’23, in-line with guidance; on constant currency basis[2] up 2.4%

•  Net income of $24.3 million

•  Adjusted EBITDA[1] of $138.3 million exceeds guidance; adjusted EBITDA[1] margin up 60 basis points year-over-year

•  Diluted EPS of $0.24 and adjusted diluted EPS[1] of $0.49

•  Announced new restructuring plan to streamline organizational structure

○  Annual cost savings of at least $80 million expected beginning in 2025, with approximately $40 million expected in 2024

“We achieved our second consecutive quarter of year-over-year net sales growth. We are laser focused on cost reductions, which drove outperformance of our Adjusted EBITDA[1] guidance.”

- Michael Johnson,

Chairman and CEO

○ Recognized pre-tax expenses of approximately $17 million in SG&A

•	Rolled out all-new distributor e-commerce platform, built on Herbalife One, to distributors in UK and Spain

Recent Developments

•	Completed $1.6 billion senior secured refinancing on April 12

Outlook

•	Second quarter 2024 guidance provided

•	Full-year 2024 guidance revised: adjusted EBITDA[1] raised, capital expenditures reduced, net sales reaffirmed

Management Commentary

1 Non-GAAP measure. Refer to Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a detailed reconciliation of these measures to the most directly comparable U.S. GAAP measure for historical periods, as applicable, and a discussion of why the Company believes these non-GAAP measures are useful and certain information regarding non-GAAP guidance.

2 Growth/decline in net sales excluding the effects of foreign exchange is based on “net sales in local currency,” a non-GAAP financial measure. Refer to Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why the Company believes adjusting for the effects of foreign exchange is useful.

Herbalife reported first quarter 2024 net sales of $1.3 billion, up 1.0% year-over-year. On a constant currency basis2, net sales increased 2.4% year-over-year.

First quarter gross profit margin improved to 77.5% compared to 76.2% in first quarter 2023. On a year-over-year basis, gross profit margin benefited from approximately 150 basis points of pricing, approximately 60 basis points of lower inventory write-downs and approximately 10 basis points each from favorable sales mix and foreign currency, partially offset by approximately 110 basis points of input cost inflation, primarily related to increased raw material costs.

Net income was $24.3 million, with net income margin of 1.9%. Net cash provided by operating activities was $13.8 million. Adjusted EBITDA1 of $138.3 million includes approximately $4 million of foreign currency headwinds year-over-year, with adjusted EBITDA1 margin of 10.9%, up 60 basis points year-over-year. Diluted EPS was $0.24, with adjusted diluted EPS1 of $0.49, which includes a $0.03 year-over-year foreign currency headwind.

For the three months ended March 31, 2024, capital expenditures and capitalized SaaS implementation costs were approximately $33 million and $5 million, respectively. The Company expects to incur total capital expenditures of approximately $120 million to $150 million and total capitalized SaaS implementation costs of approximately $20 million to $25 million for the full year of 2024.

On March 20, the Company announced a new organizational restructuring plan designed to bring leadership closer to its markets, streamline the employee structure and accelerate productivity (“Restructuring Program”). The Restructuring Program is expected to deliver annual savings of at least $80 million beginning in 2025, with approximately $40 million expected to be achieved in 2024. The Company expects to incur total program pre-tax expenses of at least $60 million related to the program, which are primarily related to severance costs and will be excluded from adjusted results. The Company began implementing actions related to the program during the first quarter and expects a majority of all actions to be completed by the end of June 2024. For the three months ended March 31, 2024, approximately $17 million of pre-tax expenses were recognized in SG&A related to the restructuring. The Restructuring Program is separate from Herbalife’s Transformation Program.

In March, and consistent with its capital allocation priorities, the Company repaid in full, the outstanding principal and accrued interest on the 2024 Convertible Notes at maturity with a combination of $108.6 million in cash and $91.0 million in borrowings under its revolving credit facility.

On April 12, the Company completed a $1.6 billion senior secured refinancing, which included:

•	$800 million aggregate principal amount of 12.250% senior secured notes due April 2029

•	$400 million senior secured Term Loan B facility due April 2029

•	$400 million senior secured revolving credit facility due April 2028 (“Amended Revolving Credit Facility”)

Proceeds from the transactions were used to repay all amounts outstanding under the 2018 Term Loan A, 2018 Term Loan B and 2018 Revolving Credit Facility, which were scheduled to mature in 2025, redeem $300 million of the $600 million aggregate principal amount of the 7.875% Senior Notes due 2025 (“2025 Senior Notes”) at a price of 101.969% of the principal amount plus accrued and unpaid interest and pay related fees and expenses.

In addition, the Company separately repurchased approximately $38 million of the 2025 Senior Notes in a private transaction at the same redemption price as the $300 million described above. Following the repurchase, approximately $262 million remains outstanding on the 2025 Senior Notes. Upon completion of the refinancing transactions, approximately $170 million was outstanding under the Amended Revolving Credit Facility as of April 26.

“The business continues to strengthen,” said John DeSimone, Chief Financial Officer. “We are taking swift actions to expand margins, maximize shareholder value and reduce our total leverage ratio to 3.0x by the end of 2025.”

The Company recently rolled out its all-new distributor e-commerce platform, built on Herbalife One, to its distributors in the UK and Spain. The distributor platform continues to build upon the foundational capabilities launched with the all-new Herbalife.com websites and supports personalized commerce websites that enable distributors to offer a seamless online shopping experience. The new distributor sites place a strong emphasis on strengthening the customer-distributor connection, providing faster order fulfillment and checkout for customers, and various other feature enhancements. In 2024, development will continue on offerings to elevate the digital platform capabilities provided to its distributors and customers.

In March, approximately 4,300 distributor leaders from 80 countries came together in Lisbon, Portugal for Summit 2024, the Company’s annual leadership training and recognition event. During the five-day event, several new initiatives were unveiled to help distributors sustainably grow their businesses, including enhanced leadership development opportunities, elevated entrepreneurial skills training, and a program to drive increased recruitment globally. In April, approximately 14,000 attendees gathered at China’s Extravaganza training event in Chengdu, an increase of approximately 25% over the 2023 event.

“Economic opportunities built around selling diversified nutrition and wellness offerings, including through approximately 67,000 fixed location nutrition clubs worldwide, differentiates us from others in our industry,” said Michael Johnson.

First Quarter 2024 Key Metrics

Regional Net Sales and Foreign Exchange (“FX”) Impact

$ million	Reported Net Sales 1Q ‘24	Growth/Decline including FX vs. 1Q ‘23	Growth/Decline excluding FX vs. 1Q ‘23 [1]

North America	$265.8	(10.6)%	(10.6)%

Latin America	214.2	4.2%	2.0%

EMEA	277.9	3.7%	6.5%

Asia Pacific	431.2	4.3%	6.9%

China	75.2	11.1%	16.7%

Worldwide	$1,264.3	1.0%	2.4%

Regional Volume Point Metrics

	Volume Points

in millions	1Q ‘24	YoY % Chg.

North America	264.2	(16.0)%

Latin America	255.3	(5.9)%

EMEA	298.7	(5.0)%

Asia Pacific	528.4	4.6%

China	54.8	12.8%

Worldwide	1,401.4	(3.6)%

Outlook

Second Quarter 2024 Guidance

$ million	Q2 ‘24 Guidance	Q2 ‘23 Results

Net Sales	0% to +3% YoY	1,314.0

Adjusted EBITDA[1]	140 – 160	169.6

Capital Expenditures	30 – 40	38.3

Full-Year 2024 Guidance – Revised

$ million	FY ‘24 Guidance REVISED		FY ‘24 Guidance (as of Mar 20 ’24)	FY ‘23 Results

Net Sales	0% to +5% YoY	Reaffirmed	0% to +5% YoY	5,062.4

Adjusted EBITDA[1]	550 – 590	Raised	540 – 580	570.6

Capital Expenditures	120 – 150	Reduced	125 – 175	135.0

Earnings Webcast and Conference Call

Herbalife’s senior management team will host a live audio webcast and conference call to discuss its first quarter 2024 financial results and provide an update on current business trends on Wednesday, May 1, 2024, at 5:30 p.m. ET (2:30 p.m. PT).

The live audio webcast will be available at https://edge.media-server.com/mmc/p/8s4dwfp6/.

Participants joining via the conference call will need to register to receive the dial-in information and personal PIN to access the call, and may do so by visiting the Investor Relations section of the Company’s website at https://ir.herbalife.com. Senior management also plans to reference slides during the call, which will also be available on the Investor Relations section of the Company’s website, where financial and other information is posted from time to time.

A replay of the event will be available following the completion of the live audio webcast and conference call, and for 12 months thereafter, under the Investor Relations section of the Company’s website at https://ir.herbalife.com.

About Herbalife Ltd.

Herbalife (NYSE: HLF) is a premier health and wellness company, community and platform that has been changing people’s lives with great nutrition products and a business opportunity for its independent distributors since 1980. The Company offers science-backed products to consumers in more than 90 markets through entrepreneurial distributors who provide one-on-one coaching and a supportive community that inspires their customers to embrace a healthier, more active lifestyle to live their best life.

For more information, visit https://ir.herbalife.com.

Media Contact:

Thien Ho

Vice President, Global Corporate Communications

thienh@herbalife.com

Investor Contact:

Erin Banyas

Vice President, Head of Investor Relations

erinba@herbalife.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management, including for future operations, capital expenditures, or share repurchases; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; any statements of belief or expectation; and any statements of assumptions underlying any of the foregoing or other future events. Forward-looking statements may include, among others, the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” or any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in or implied by our forward-looking statements include the following:

•	the potential impacts of current global economic conditions, including inflation, on us; our Members, customers, and supply chain; and the world economy;

•	our ability to attract and retain Members;

•	our relationship with, and our ability to influence the actions of, our Members;

•	our noncompliance with, or improper action by our employees or Members in violation of, applicable U.S. and foreign laws, rules, and regulations;

•	adverse publicity associated with our Company or the direct-selling industry, including our ability to comfort the marketplace and regulators regarding our compliance with applicable laws;

•	changing consumer preferences and demands and evolving industry standards, including with respect to climate change, sustainability, and other environmental, social, and governance, or ESG, matters;

•	the competitive nature of our business and industry;

•	legal and regulatory matters, including regulatory actions concerning, or legal challenges to, our products or network marketing program and product liability claims;

•	the Consent Order entered into with the Federal Trade Commission, or FTC, the effects thereof and any failure to comply therewith;

•	risks associated with operating internationally and in China;

•	our ability to execute our growth and other strategic initiatives, including implementation of our restructuring initiatives, and increased penetration of our existing markets;

•

any material disruption to our business caused by natural disasters, other catastrophic events, acts of war or terrorism, including the war in Ukraine, cybersecurity incidents, pandemics, and/or other acts by third parties;

•	our ability to adequately source ingredients, packaging materials, and other raw materials and manufacture and distribute our products;

•	our reliance on our information technology infrastructure;

•

noncompliance by us or our Members with any privacy laws, rules, or regulations or any security breach involving the misappropriation, loss, or other unauthorized use or disclosure of confidential information;

•	contractual limitations on our ability to expand or change our direct-selling business model;

•	the sufficiency of our trademarks and other intellectual property;

•	product concentration;

•	our reliance upon, or the loss or departure of any member of, our senior management team;

•	restrictions imposed by covenants in the agreements governing our indebtedness;

•	risks related to our convertible notes;

•	changes in, and uncertainties relating to, the application of transfer pricing, income tax, customs duties, value added taxes, and other tax laws, treaties, and regulations, or their interpretation;

•	our incorporation under the laws of the Cayman Islands; and

•	share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

Additional factors and uncertainties that could cause actual results or outcomes to differ materially from our forward-looking statements are set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the Securities and Exchange Commission on May 1, 2024, including under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our Condensed Consolidated Financial Statements and the related Notes included therein, and Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on February 14, 2024, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our Consolidated Financial Statements and the related Notes included therein. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

Forward-looking statements made in this release speak only as of the date hereof. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Results of Operations

Herbalife Ltd. and Subsidiaries

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

	Three Months Ended March 31,
	2024	2023
	(unaudited)

North America	$265.8	$297.2
Latin America	214.2	205.5
EMEA	277.9	268.1
Asia Pacific	431.2	413.6
China	75.2	67.7

Worldwide Net sales	1,264.3	1,252.1
Cost of sales	285.0	298.6

Gross profit	979.3	953.5
Royalty overrides	415.2	416.0
Selling, general, and administrative expenses	492.2	475.9
Other operating income (1)	-	(8.9)

Operating income	71.9	70.5
Interest expense, net	37.9	39.4

Income before income taxes	34.0	31.1
Income taxes	9.7	1.8

Net income	$24.3	$29.3

Weighted-average shares outstanding:
Basic	99.7	98.5
Diluted	100.7	100.2

Earnings per share:
Basic	$0.24	$0.30

Diluted	$0.24	$0.29

(1) Other operating income for the three months ended March 31, 2023 relates to certain China government grant income.

Herbalife Ltd. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)

	March 31, 2024	December 31, 2023
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$398.3	$575.2
Receivables, net	87.9	81.2
Inventories	501.9	505.2
Prepaid expenses and other current assets	238.1	237.7

Total Current Assets	1,226.2	1,399.3

Property, plant and equipment, net	510.9	506.5
Operating lease right-of-use assets	179.1	185.8
Marketing-related intangibles and other intangible assets, net	313.6	314.0
Goodwill	93.9	95.4
Other assets	323.3	308.4

Total Assets	$2,647.0	$2,809.4

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$89.9	$84.0
Royalty overrides	313.3	343.4
Current portion of long-term debt	2.9	309.5
Other current liabilities	538.6	540.7

Total Current Liabilities	944.7	1,277.6

Non-current liabilities:
Long-term debt, net of current portion	2,405.0	2,252.9
Non-current operating lease liabilities	163.9	167.6
Other non-current liabilities	170.0	171.6

Total Liabilities	3,683.6	3,869.7

Commitments and Contingencies

Shareholders’ deficit:
Common shares	0.1	0.1
Paid-in capital in excess of par value	244.2	233.9
Accumulated other comprehensive loss	(242.9)	(232.0)
Accumulated deficit	(1,038.0)	(1,062.3)

Total Shareholders’ Deficit	(1,036.6)	(1,060.3)

Total Liabilities and Shareholders’ Deficit	$2,647.0	$2,809.4

Herbalife Ltd. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

	Three Months Ended March 31,
	2024	2023
	(unaudited)

Cash flows from operating activities:
Net income	$24.3	$29.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29.2	27.6
Share-based compensation expenses	11.9	10.8
Non-cash interest expense	2.1	1.7
Deferred income taxes	(12.1)	8.8
Inventory write-downs	4.7	11.5
Foreign exchange transaction loss (gain)	(1.4)	3.2
Other	1.3	2.4
Changes in operating assets and liabilities:
Receivables	(7.7)	(13.8)
Inventories	(6.7)	35.8
Prepaid expenses and other current assets	(7.6)	(35.7)
Accounts payable	1.3	(24.1)
Royalty overrides	(27.7)	(31.7)
Other current liabilities	8.9	28.9
Other	(6.7)	(8.5)

Net cash provided by operating activities	13.8	46.2

Cash flows from investing activities:
Purchases of property, plant and equipment	(32.9)	(30.3)
Other	0.1	0.1

Net cash used in investing activities	(32.8)	(30.2)

Cash flows from financing activities:
Borrowings from senior secured credit facility and other debt	161.2	71.0
Principal payments on senior secured credit facility and other debt	(120.7)	(138.4)
Repayment of convertible senior notes	(197.0)	-
Debt issuance costs	-	(0.3)
Share repurchases	(2.3)	(8.7)
Other	0.6	0.4

Net cash used in financing activities	(158.2)	(76.0)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(5.8)	5.5

Net change in cash, cash equivalents, and restricted cash	(183.0)	(54.5)
Cash, cash equivalents, and restricted cash, beginning of period	595.5	516.3

Cash, cash equivalents, and restricted cash, end of period	$412.5	$461.8

Supplemental Information

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA

In addition to its reported results calculated in accordance with U.S. GAAP, the Company has included in this release adjusted net income, adjusted diluted EPS and adjusted EBITDA, performance measures that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Adjusted net income, adjusted diluted EPS and adjusted EBITDA exclude the impact of certain unusual or non-recurring items such as expenses related to restructuring initiatives, expenses related to the digital technology program, gains or losses from extinguishment of debt and Korea tax settlement, as further detailed in the reconciliations below. Adjusted EBITDA margin represents adjusted EBITDA divided by net sales.

Management believes that such non-GAAP performance measures, when read in conjunction with the Company’s reported results, calculated in accordance with U.S. GAAP, can provide useful supplemental information for investors because they facilitate a period to period comparative assessment of the Company’s operating performance relative to its performance based on reported results under U.S. GAAP, while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance.

The Company’s definitions and calculations as set forth in the tables below of adjusted net income, adjusted diluted EPS and adjusted EBITDA may not be comparable to similarly titled measures used by other companies because other companies may not calculate them in the same manner as the Company does and should not be viewed in isolation from, nor as alternatives to, net income or diluted EPS calculated in accordance with U.S. GAAP.

The Company does not provide a reconciliation of forward-looking adjusted EBITDA guidance to net income, the comparable U.S. GAAP measure, because, due to the unpredictable or unknown nature of certain significant items, such as income tax expenses or benefits, loss contingencies, and any gains or losses in connection with refinancing transactions, we cannot reconcile this non-GAAP projection without unreasonable efforts. We expect the variability of these items, which are necessary for a presentation of the reconciliation, could have a significant impact on our reported U.S. GAAP financial results.

Currency Fluctuation

Our international operations have provided and will continue to provide a significant portion of our total net sales. As a result, total net sales will continue to be affected by fluctuations in the U.S. dollar against foreign currencies. In order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, in addition to comparing the percent change in net sales from one period to another in U.S. dollars, we also compare the percent change in net sales from one period to another period using “net sales in local currency.” Net sales in local currency is not a measure presented in accordance with U.S. GAAP. Net sales in local currency removes from net sales in U.S. dollars the impact of changes in exchange rates between the U.S. dollar and the local currencies of our foreign subsidiaries, by translating the current period net sales into U.S. dollars using the same foreign currency exchange rates that were used to translate the net sales for the previous comparable period. We believe presenting net sales in local currency is useful to investors because it allows a meaningful comparison of net sales of our foreign operations from period to period. However, net sales in local currency should not be considered in isolation or as an alternative to net sales in U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

The following is a reconciliation of net income to adjusted net income:

	Three Months Ended March 31,
$ million	2024	2023

Net income	$24.3	$29.3

Expenses related to Restructuring Program (1) (2)	16.7	-

Expenses related to Transformation Program (1) (2)	5.9	27.3

Digital technology program costs (1) (2)	11.0	3.5

Income tax adjustments for above items (1) (2)	(8.6)	(6.2)

Adjusted net income	$49.3	$53.9

The following is a reconciliation of diluted earnings per share to adjusted diluted earnings per share:

	Three Months Ended March 31,
$ per share	2024	2023

Diluted earnings per share	$0.24	$0.29

Expenses related to Restructuring Program (1) (2)	0.17	-

Expenses related to Transformation Program (1) (2)	0.06	0.27

Digital technology program costs (1) (2)	0.11	0.03

Income tax adjustments for above items (1) (2)	(0.09)	(0.06)

Adjusted diluted earnings per share (3)	$0.49	$0.54

The following is a reconciliation of net income to EBITDA and adjusted EBITDA:

	Three Months Ended March 31,		Three Months Ended	Year Ended
$ million	2024	2023	June 30, 2023	December 31, 2023

Net sales	$1,264.3	$1,252.1	$1,314.0	$5,062.4

Net income	$24.3	$29.3	$59.9	$142.2

Interest expense, net	37.9	39.4	38.4	154.4

Income taxes	9.7	1.8	25.1	60.8

Depreciation and amortization	29.2	27.6	29.1	113.3

EBITDA	101.1	98.1	152.5	470.7

Amortization of SaaS implementation costs	3.6	-	-	6.0

Expenses related to Restructuring Program (1) (2)	16.7	-	-	-

Expenses related to Transformation Program (1) (2)	5.9	27.3	10.1	54.2

Digital technology program costs (1) (2)	11.0	3.5	7.0	32.1

Gain on extinguishment of debt (1) (2)	-	-	-	(1.0)

Korea tax settlement (1) (2)	-	-	-	8.6

Adjusted EBITDA	$138.3	$128.9	$169.6	$570.6

Adjusted EBITDA margin	10.9%	10.3%	12.9%	11.3%

(1) Based on interim income tax reporting rules, these expenses are not considered discrete items. The tax effect of the adjustments between our U.S. GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s).

(2) Excludes tax (benefit)/expense as follows:

	Three Months Ended March 31,
$ million	2024	2023

Expenses related to Restructuring Program	$(4.5)	$-
Expenses related to Transformation Program	(2.0)	(6.0)
Digital technology program costs	(2.1)	(0.2)

Total income tax adjustments	$(8.6)	$(6.2)

	Three Months Ended March 31,
$ per share	2024	2023

Expenses related to Restructuring Program	$(0.05)	$-
Expenses related to Transformation Program	(0.02)	(0.06)
Digital technology program costs	(0.02)	-

Total income tax adjustments	$(0.09)	$(0.06)

(3) Amounts may not total due to rounding